SECOND ADDENDUM TO
                                 CODE OF ETHICS
                                       of
                              PMFM INVESTMENT TRUST




THIS ADDENDUM ("Addendum") to that certain Code of Ethics of PMFM Investment Trust (the "Code") dated June 20, 2003. All defined terms in this Addendum shall have the same meaning as in the Code unless specifically stated otherwise. In the event there are any inconsistencies between the Code and this Addendum, the provisions of this Addendum control:


     1. PMFM Investment Trust ("Trust") wishes to add the following new series of the Trust to the Code and modify the Code accordingly.

          a. The Code is hereby modified and amended by adding the following new series of the Trust:

               PMFM Tactical Opportunities Portfolio Trust.


     2. The Trust wishes to reflect the change in name of the series of the Trust formerly called PMFM ETF Portfolio Trust and modify the Code accordingly.

          a. The Code is hereby modified and amended to reflect the change in name of the PMFM ETF Portfolio Trust to the following:

               PMFM Managed Portfolio Trust.






This Addendum is effective this 18th day of August 2004.